UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	July 9, 2024

THE MARCUS CORPORATION

(Exact name of registrant as
specified in its charter)

Wisconsin	1-12604	39-1139844
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125
(Address of principal executive offices, including zip code)
(414) 905-1000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17-CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17-CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1.00 par value	MCS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.

On July 9, 2024, The Marcus Corporation (the “Company”) entered into a Master Note Purchase Agreement (the “Agreement”) with the several purchasers party to the Agreement, pursuant to which the Company issued and sold (i) $60 million in aggregate principal amount of the Company’s 6.89% Series 2024 Senior Notes, Tranche A due July 9, 2031 (the “6.89% Notes”), and (ii) $40 million in aggregate principal amount of the Company’s 7.02% Series 2024 Senior Notes, Tranche B due July 9, 2034 (the “7.02% Notes” and, together with the 6.89% Notes, the “Notes”) in private placements exempt from the registration requirements of the Securities Act of 1933, as amended. The Company will use the net proceeds of the sale of the Notes to repay outstanding indebtedness and for general corporate purposes.

Interest on the Notes is payable semi-annually in arrears on the 9th day of January and July in each year, commencing on January 9, 2025, and on the applicable maturity date for the Notes. The Company will make required prepayments of principal on the dates and in the amounts specified in the Agreement. The Company may make optional prepayments, at any time, upon prior notice, of all or part of the Notes, subject to the payment of a make-whole amount (as defined in the Agreement). The entire outstanding principal balance of the 6.89% Notes will be due and payable on July 9, 2031 and the entire outstanding principal balance of the 7.02% Notes will be due and payable on July 9, 2034.

The Agreement contains various restrictions and covenants applicable to the Company and certain of its subsidiaries. Among other requirements, the Agreement requires the Company to maintain (i) a ratio of consolidated net debt (as defined in the Agreement) to consolidated EBITDA (as defined in the Agreement) of 3.50 to 1.00 or less, with some temporary exceptions for material acquisitions, and (ii) a minimum ratio of consolidated EBITDA to consolidated interest expense (as defined in the Agreement) for each period of four consecutive fiscal quarters (determined as of the last day of each fiscal quarter) of 3.00 to 1.00 or more.

The Agreement also contains customary events of default. If an event of default under the Agreement occurs and is continuing, then, among other things, the purchasers may declare the Notes to be immediately due and payable. In addition, in the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization, the Notes will automatically become immediately due and payable.

The Company and certain of its subsidiaries have pledged, and additional subsidiaries of the Company may be required to pledge from time to time, subject to certain exceptions, security interests and liens in and on substantially all of their respective personal property assets and certain of their respective real property assets, in each case, to secure the Notes and related obligations. Certain subsidiaries of the Company have guaranteed, and additional subsidiaries of the Company may be required to guarantee from time to time, the Company’s obligations under the Agreement and the Notes.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, filed herewith as Exhibit 4.1, and incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.
Item 8.01.    Other Events.

On July 15, 2024, the Company issued a press release announcing the Agreement and discussing the previously disclosed and soon to be completed repurchases and retirement of $86.4 million of aggregate principal amount of senior convertible notes. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits.
(a)Not applicable.
(b)Not applicable.
(c)Not applicable.
(d)Exhibits. The following exhibit is being furnished herewith:

Exhibit Number

4.1	Master Note Purchase Agreement, dated as of July 9, 2024, by and among The Marcus Corporation and the several purchasers party thereto.
99.1	Press Release of The Marcus Corporation, dated July 15, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MARCUS CORPORATION

Date: July 15, 2024	By:	/s/ Chad M. Paris
Chad M. Paris
Chief Financial Officer and Treasurer